Exhibit 4.4

USD 100,000,000 LOAN AGREEMENT

Dated 15 April 2014

between

TIM Celular S.A.

as the Company

and

KfW

as the Lender

Loan No.:  26408

To extend the geographical coverage and increase the capacity of the Company’s GSM and UMTS mobile broadband networks

CONTENTS

1.	Interpretation	1
2.	The Facility	6
3.	Availability	7
4.	Repayment and Prepayment	8
5.	Interest	10
6.	Alternative Interest Rate	11
7.	Taxes	12
8.	Illegality	14
9.	Mitigation	14
10.	Representations and Warranties	15
11.	Covenants	17
12.	Events of Default	20
13.	Payments	22
14.	Set-off	23
15.	Fees	24
16.	Break Costs and Indemnities	24
17.	Costs and Expenses	26
18.	Changes to the Parties	26
19.	Confidentiality	28
20.	Notices	29
21.	General Provisions	30
22.	Amendments and Waivers	31
23.	Law and Jurisdiction	31
24.	Counterparts	32
25.	German VAT regulations	32

Schedules:
1: Commitment
2: Notice of Drawdown
3: Conditions Precedent Documents
4: Existing Security

i

THIS AGREEMENT is dated 15 April 2014 and made between:

(1)
TIM Celular S.A. with its registered office at Avenida Giovanni Gronchi, 7143 Vila Andrade, Sao Paulo, SP (CEP 05724-006), enrolled with the National Registry of Legal Entities of the Ministry of Finance – CNPJ/MF of Brazil under number 04.206.050/0001-80 (the Company); and

(2)	KfW, a public law Institution established under the laws of Germany (the Lender).

WHEREAS the Company entered into a loan agreement with the European Investment Bank dated 13 July 2012 to extend the geographical coverage and increase the capacity of the Company’s GSM and UMTS mobile broadband networks.

IT IS AGREED as follows:

1.	Interpretation

1.1
Definitions:  Subject to any express provision to the contrary in this Agreement or in its Schedules or unless the context otherwise requires, in this Agreement and its Schedules the following terms have the following meaning:

2012 GFA Agreement:  The Guarantee Facility Agreement dated 1 November 2012 between the Company, the Guarantor and the Lender.

Advance:  Each amount which – as the context requires – is to be made available out of the Facility or has been made available out of the Facility and remains outstanding (irrespective of whether this amount constitutes the whole or only part of the Facility).

Affiliate:  In relation to a company, partnership or legal entity, a Subsidiary of that company, partnership or legal entity or a Holding Company of that company, partnership or legal entity or any other Subsidiary of that Holding Company.

Available Commitment:  At any time, the Commitment at such time less the Loan but, in determining the amount of the Available Commitment at the date a Notice of Drawdown is delivered, there will be deducted (without any double counting) from such amount each of the following:

(a)	Any amount of the Commitment that is scheduled to be reduced or cancelled on or before the drawdown date referred to in such Notice of Drawdown.

(b)	The aggregate principal amount of any other Advances to be made on or before the drawdown date referred to in such Notice of Drawdown.

Banking Day:  A day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main and São Paulo, Brazil and, in respect of any payments, New York.

BNDES:  Banco Nacional de Desenvolvimento Económico e Social.

Commitment:  For the Lender, the amount set opposite its name in Schedule 1 to the extent not cancelled, transferred or reduced under this Agreement.

Commitment Period:  The period from the date of this Agreement to the date falling 9 months after the date of this Agreement (both dates inclusive).

Confidential Information:  Any information relating to the Guarantor, the Group or the Finance Documents of which the Lender becomes aware in its capacity as the Lender or which is received by the Lender in relation to the Finance Documents from either the Guarantor, the Group or any of their advisers in whatever form, and includes both information given in writing, orally, electronically or in any other way and also any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 19 (Confidentiality);

(b)	is identified at the time of delivery as non-confidential by the Guarantor, the Group or any of their advisers; or

(c)
is known by the Lender before the date the information is disclosed to it as provided above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Guarantor or the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Disruption Event:  Either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Lender or the Company, preventing that party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other parties,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

Event of Default:  Any of the events or circumstances described in clause 12.1.

Event of Mandatory Prepayment:  The event described in clause 4.4 (Change-of-Control event).

Facility:  The credit facility made available under this Agreement.

Facility Office:  In relation to the Lender, its contact details under clause 20.

Finance Documents:  Each of the following:

(a)	This Agreement.

(b)	The TIMP Guarantee.

(c)	Any other document designated as such by the Lender and the Company.

This expression includes each of such documents severally, and Finance Document means any of them.

Group:  The Guarantor and its Subsidiaries for the time being, which expression includes each of such companies severally.

Guarantor:  TIM Participacões S.A., with its registered office at Av. Das Américas, 3434 Bloco 1 - 7° Andar, Barra da Tijuca, Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the National Registry of Legal Entities of the Ministry of Finance - CNPJ/MF of Brazil under number 02.558.115/0001-2.

Holding Company:  In relation to a company, partnership or legal entity, any other company, partnership or legal entity in respect of which the first mentioned company, partnership or legal entity is a Subsidiary.

Indebtedness:  Any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent.

Interest Payment Date:  The last day of each Interest Period, provided that if such day is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or on the preceding Banking Day (if there is not).

Interest Period:  Any of those periods mentioned in clause 5.1.

LIBOR: For any Interest Period the percentage rate per annum quoted on Reuters’ page LIBOR01 or, if this page does not have the required details or is not accessible, on Bloomberg page BBAM (or on a successor page which replaces Reuters’ page LIBOR01 or Bloomberg page BBAM) at or about 11.00am London time on the Rate Fixing Day for that Interest Period as the London interbank offered rate for US dollars for the same period as that Interest Period or, if none of the periods quoted by Reuters or Bloomberg are the same as that Interest Period, the applicable LIBOR will be determined by linear interpolation using the next shorter and next longer periods quoted by Reuters or, as the case may be, by Bloomberg.

LIBOR Reference Rate:  LIBOR or, if neither the Reuters’ page nor the Bloomberg page referred to in the definition of LIBOR have the required details or these pages are not accessible, the Substitute LIBOR Quotation but, if any such rate is below zero, the LIBOR Reference Rate will be deemed to be zero.

Loan:  At any time the aggregate of all Advances then outstanding.

Margin:  1.35% (one point thirty five per cent.) per annum.

Material Adverse Change:  Any event or change of condition which has a material adverse effect on any of the following:

(a)	The ability of the Company or the Guarantor to perform its payment obligations under the Transaction Documents or the TIMP Guarantee.

(b)	The business or the financial condition of the Company, the Guarantor or the Group as a whole.

(c)	The validity or enforceability of a Finance Document.

Notice of Drawdown:  A notice substantially in the form set out in Schedule 2.

Parent:  Telecom Italia SpA having its statutory seat at Piazza Affari 2, Milan, Italy and registered under number 00488410010 with the Companies’ Registry of Milan.

Parties:  The parties to this Agreement, and Party means any of them.

Potential Event of Default:  An event or circumstance referred to in clause 12.1, which would (with the giving of notice, the lapse of time, the making of any determination or the satisfaction of any condition as provided in that clause) be an Event of Default.

Project:  The extension of the geographical coverage and increase in the capacity of the Company’s GSM and UMTS mobile broadband networks.

Rate Fixing Day:  The second banking day in Frankfurt am Main and London (being a day, other than a Saturday or Sunday, on which banks are open for general business in Frankfurt am Main and London) before the beginning of the relevant Interest Period.

Repayment Date:  Each of the following dates:  the date falling 12 months after the date of this Agreement and the dates falling at 6 monthly intervals after such date.

Security:  Any mortgage, pledge, lien, charge, assignment in security, hypothecation or other security interest (excluding any guarantee) securing any obligation of any person or any other agreement or arrangement providing a creditor with a prior right to an asset, or its proceeds of sale, over other creditors in a liquidation.

Subsidiary:  A company, partnership or legal entity of which a person either:

(a)
owns directly or indirectly more than 50% of its voting capital or similar right of ownership and, for the purposes of this Agreement, a company, partnership or legal entity is still to be treated as a subsidiary of a person even if the relevant shares are registered in the name of (i) a nominee for that person, (ii) a party holding security over such shares granted by that person, or (iii) that secured party’s nominee; or

(b)	has direct or indirect control and control means the power (whether by contract or otherwise) to direct its affairs or to direct the composition of its board of directors or equivalent body.

Substitute LIBOR Quotation:  For any Interest Period the percentage rate per annum determined by the Lender to be the arithmetic mean of the yearly rates of interest at which loans in US dollars, in an amount comparable to the Advance in question and for a period nearest to that Interest Period are offered on the Rate Fixing Day for that Interest Period by three leading banks in the London interbank market selected by the Lender in consultation with the Company.

TIMP Guarantee:  A guarantee from the Guarantor in the form agreed between the Lender and the Guarantor.

Transaction Documents:  The Finance Documents, and Transaction Document means any of them.

VAT:  Each of the following:

(a)	Any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

(b)
Any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction of terms. Unless a contrary intention appears, a reference in this Agreement to:

(a)
Successors.  Natural persons, legal entities, partnerships or unincorporated associations includes any natural persons who, or legal entities, partnerships or unincorporated associations which, succeed in whole or in part to their rights or obligations by assignment, by assumption of obligations, by operation of law or otherwise.

(b)
Amended versions.  The Finance Documents or other document or security is a reference to the Finance Documents or other document or security as amended, supplemented, novated or replaced from time to time.

(c)	Continuing event. An event or default continuing means that it has not been remedied or waived.

(d)
Regulation.  A regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Headings. Headings in the Finance Documents have no legal significance and do not affect their interpretation.

1.4	Third party rights. The following will apply:

(a)
Rights under the Rights of Third Parties Act.  Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right to enforce or to enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act).

(b)
Consent of third parties not required.  Notwithstanding any provision of the Finance Documents, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of a Finance Document.

2.	The Facility

2.1	Amount. Subject to the terms of this Agreement, the Lender makes available to the Company a credit facility in the principal amount of USD 100,000,000 (in words: one hundred million US dollars).

2.2	Purpose. The Company must use all amounts drawn under the Facility for the payment of costs and expenses incurred or to be incurred in connection with or arising out of the Project.

3.	Availability

3.1	Conditions precedent. The following will apply:

(a)
Schedule 3 documents.  A Notice of Drawdown may not be delivered by the Company until the Lender has notified the Company that it has received the documents and evidence set out in Schedule 3 in form and substance satisfactory to it or the Lender has waived the requirement of receipt of such documents or evidence that have not been received.  Alternatively, the Lender may accept confirmation from the Borrower and the Guarantor that the similar documents supplied to satisfy the conditions precedent under the 2012 GFA Agreement are in full force and effect and have not been amended.  The documents and evidence that are to be received must be received at least 10 Banking Days prior to the date of first drawdown of an Advance.

(b)	Notice from the Lender. The Lender will give the notification referred to in clause 3.1(a) promptly upon being so satisfied.

3.2	Drawdown conditions. An Advance will be made by the Lender if each of the following conditions is fulfilled:

(a)
Notice of Drawdown.  The Lender has received a Notice of Drawdown (which will be irrevocable) no later than 10.00am (Frankfurt time) 5 Banking Days before the day on which the drawdown is proposed to be made.

(b)	During Commitment Period. The date of the proposed drawdown is a Banking Day which falls during the Commitment Period.

(c)	Principal amount. The principal amount of the proposed Advance as stated in the Notice of Drawdown is:

(i)	a minimum or whole multiple amount of USD 5,000,000 (or such other amount as the Lender may agree) or, if the Available Commitment is less than USD 5,000,000, the remaining amount thereof; and

(ii)	equal to or less than the Available Commitment on the date of the proposed drawdown.

(d)
No default.  Both on the date of the Notice of Drawdown and on the date of drawdown of the proposed Advance no Event of Default, Potential Event of Default or Event of Mandatory Prepayment has occurred and is continuing or might result from the drawdown of the proposed Advance.

(e)
Representations correct.  Both on the date of the Notice of Drawdown and on the date of drawdown of the proposed Advance the representations and warranties set out in clause 10.1 which are to be repeated on such dates are true in all material respects.

3.3
Reduction of Commitment and Advance.  If the Commitment is reduced in accordance with this Agreement after the Lender has received a Notice of Drawdown, then the amount of the Advance in question will be reduced accordingly.

3.4
Cancellation of the Commitment by the Company.  The Company may, on giving to the Lender not less than 5 Banking Days’ prior notice, cancel the undrawn amount in whole or in part (any part being USD 5,000,000 or a whole multiple of that amount) of the Available Commitment.

3.5
Automatic cancellation after Commitment Period.  The undrawn amount (if any) of the Available Commitment will be cancelled automatically at the close of business on the last day of the Commitment Period.

3.6	Maximum number of Advances. Notwithstanding any other provision of this Agreement, no Advance will be made if it would result in more than 4 Advances being outstanding.

4.	Repayment and Prepayment

4.1	Repayment. The Company must repay the Loan in 9 approximately equal instalments, one such instalment being due on each Repayment Date.

4.2
Voluntary prepayment.  The Company may prepay the Loan, or any part of it which is USD 5,000,000 or a whole multiple of that amount, without premium or penalty on any Interest Payment Date on giving to the Lender not less than 10 days’ prior notice.

4.3	Miscellaneous provisions. The following will apply:

(a)	Notices of cancellation/prepayment. Any notice of cancellation or of prepayment under this Agreement is irrevocable and must specify the relevant date and the amount involved.

(b)	Cancellation/prepayment. No cancellation or prepayment is allowed except as provided in this Agreement.

(c)	Appropriation of prepayments. Any partial prepayment of the Loan will be applied against the remaining repayment instalments of the Loan in inverse chronological order.

(d)	No reborrowing. The Company may not reborrow any amount that is prepaid.

4.4	Change-of-Control Event. The following will apply:

(a)	Definitions. For the purposes of clause 4.4:

(i)	a Change-of-Control Event occurs if:

1)	any person or group of persons acting in concert gains control of the Company or of the entity directly or ultimately controlling the Company; or

2)	the Parent ceases to control directly or indirectly more than 50% (fifty per cent) of the issued share capital of the Company and the Guarantor.

(ii)	acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

(iii)
control means (1) the ownership of more than fifty percent (50%) of the share capital or the voting rights of an entity; or (2) the power to appoint or remove the majority of members of the governing bodies of an entity.

(b)	Company to notify Lender; Consultation. If a Change-of-Control Event occurs:

(i)	the Company must promptly inform the Lender in writing;

(ii)	the Lender will not be obliged to make any Advance; and

(iii)
the Lender and the Company shall enter into consultations (for a period of not more than 30 (thirty) days) with a view to determining a basis on which the Lender may (in its absolute discretion) be prepared to continue maintaining its Commitment and Loan under the Facility.

(c)	Effect of event. At any time after the earlier of:

(i)	the lapse of 30 (thirty) days from the date on which the Lender has received notice from the Company in accordance with clause 4.4(b)(i); and

(ii)	the lapse of 35 (thirty five) days from the occurrence of the Change-of Control Event,

the Lender may by notice or notices to the Company:

(iii)	cancel the Commitment; and/or

(iv)	declare that all or any part of the amounts outstanding under the Finance Documents are immediately due and payable.

(d)	Effect of notice. Any notice given under clause 4.4(c) will take effect in accordance with its terms.

5.	Interest

5.1
Interest Periods.  Interest will be calculated on the Loan by reference to successive Interest Periods.  The first Interest Period for each Advance will start on the date of drawdown of that Advance and each subsequent Interest Period will begin on the Interest Payment Date of the previous Interest Period.  Each Interest Period for an Advance will be 6 months (the exact length of each Interest Period to be determined by the Lender in accordance with market practice), except in each of the following circumstances:

(a)
Consolidation with existing Interest Periods.  The first Interest Period for an Advance disbursed after the first Advance must end on the same day as the Interest Period then applicable to the first Advance but, if this would result in an Interest Period of less than 5 Banking Days, such first Interest Period must end on the same day as the next following Interest Period applicable to the first Advance.

(b)	Not beyond Repayment Date. An Interest Period must end on a Repayment Date and, to the extent necessary, an Interest Period may be of less than 6 months ending on such date.

5.2
Calculation of interest.  The rate of interest on each Advance for each Interest Period will be the percentage rate per annum determined by the Lender in accordance with market practice to be the rate equal to the aggregate of the Margin and the LIBOR Reference Rate.

5.3
Payment and calculation bases.  The Company must pay accrued interest on each Advance on each Interest Payment Date.  Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year for each Advance.

5.4
Default interest.  Subject to clause 5.5, if the Company fails to pay any amount payable by it under the Finance Documents on its due date, the Company must pay to the Lender interest on any such overdue amount for each day from its due date up to the date of actual payment (both before and after judgment) at a percentage rate per annum determined by the Lender to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted an Advance in the currency of the overdue amount.  For this purpose the Lender may (acting reasonably) do each of the following:

(a)	Interest Periods. Select successive Interest Periods of any duration of up to three months.

(b)	Rate Fixing Day. Determine the appropriate Rate Fixing Day for each such Interest Period.

5.5
Overdue principal during Interest Period.  Notwithstanding clause 5.4, if any overdue amount is all or part of an Advance that became due and payable prior to the last day of its current Interest Period, then each of the following will apply:

(a)	First Interest Period. The first Interest Period for such overdue amount will be the unexpired portion of such current Interest Period.

(b)	Applicable interest rate. The rate of interest on such overdue amount for that first Interest Period will be two per cent. per annum above the rate then payable on the Advance in question.

(c)	Subsequent Interest Periods. After the expiry of the first Interest Period for such overdue amount, the rate on the overdue amount will be calculated in accordance with clause 5.4.

5.6	Compounding of default interest. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount.

5.7	Notification of rates of interest. The Lender will promptly notify the Company of the determination of a rate of interest under this Agreement.

6.	Alternative Interest Rate

6.1
Market disruption.  If a disruption event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period will be the percentage rate per annum which is the sum of each of the following:

(a)	Margin. The Margin.

(b)
Lenders funding costs.  The rate notified by the Lender to the Borrower at least one Banking Day before the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

6.2	Disruption event. Any of the following is a disruption event referred to in clause 6:

(a)	No LIBOR. At or about noon (Frankfurt time) on the Rate Fixing Day for any Interest Period the LIBOR Reference Rate is not accessible and cannot be determined.

(b)
Lender’s funding cost not at LIBOR.  In relation to any Interest Period the Lender notifies the Borrower at the latest during the second Banking Day before the relevant Interest Period that the cost to it of obtaining matching deposits in the London interbank market would be in excess of the LIBOR Reference Rate.

6.3
Negotiation clause.  If a disruption event occurs the Lender will, at the Borrower’s request, enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the interest rate.

7.	Taxes

7.1
No deductions.  All payments by the Company under the Finance Documents must be made without any deduction or withholding for, or on account of, any taxes, levies or other charges or withholdings of a similar nature (including any related penalty or interest) (a Tax Deduction).  If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.2
Notification of withholding.  If the Company or the Lender becomes aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Lender.

7.3	If deduction is required. If the Company is required to make a Tax Deduction, the following will apply:

(a)	Minimum deduction. The Company must make the minimum Tax Deduction required.

(b)	Payment. The Company must make any payment required in connection with that Tax Deduction within the time allowed by law.

(c)
Evidence of payment.  Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Lender evidence satisfactory to the Lender (acting reasonably) that the Tax Deduction has been made or (as applicable) that the appropriate payment has been paid to the relevant taxing authority.

7.4	Tax indemnity. The following will apply:

(a)
Scope.  Except as provided in clause 7.4(b) and clause 7.5 (No recovery for tax gross-up) the Company must indemnify the Lender against any evidenced loss or liability which it determines will be or has been suffered (directly or indirectly) by it for, or on account of, tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Excluded payments. Clause 7.4(a) does not apply to any tax assessed on the Lender under the laws of any jurisdiction in which:

(i)	the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable by the Lender.  However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

7.5	No recovery for tax gross-up. Clause 7.4(a) does not apply to the extent that a loss or liability is compensated for by an increased payment under clause 7.1 (No deductions).

7.6	Notification of claim. If the Lender intends to make a claim under clause 7.4 (Tax indemnity), it must notify the Company of the event which will give, or has given rise to the claim.

7.7	Tax Credit. If the Company makes a payment under clause 7.1 (No deductions) or clause 7.4 (Tax indemnity) (a Tax Payment) and the Lender determines (in its absolute discretion) that:

(a)
Relief from tax.  A credit, relief, remission or repayment in respect of tax is attributable to an Increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	Relief used. It has obtained and utilised such credit, relief, remission or repayment,

it must pay an amount to the Company which the Lender determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in, if the Company had not made the Tax Payment.

7.8	Stamp taxes. The Company must indemnify the Lender against any stamp duty, registration or other similar tax (together with any related penalty or interest) payable in respect of a Finance Document.

7.9	Value added tax. The following will apply:

(a)
Amounts are VAT exclusive.  All amounts expressed to be payable under a Finance Document by the Company to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply.  Accordingly, subject to clause 7.9(b), if VAT is or becomes chargeable on any supply made by the Lender to the Company under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, the Company must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Company).

(b)
VAT on costs and expenses.  Where a Finance Document requires the Company to reimburse or indemnify the Lender for any costs or expenses, the Company must reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it (or any other member of any group of which it is a member for VAT purposes) is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.	Illegality

8.1
Illegality – Notice to the Company.  If in any applicable jurisdiction it becomes unlawful for the Lender to perform any of its obligations under a Finance Document or to fund or maintain its participation in the Loan, it must notify the Company promptly upon becoming aware that it is so unlawful and each of the following will apply:

(a)	Effect. The Lender must promptly notify the Company that:

(i)
the Company must prepay the Loan together with accrued interest thereon and all other amounts payable by the Company to the Lender under the Finance Documents on the date determined under clause 8.1(b); and

(ii)	the Commitment of the Lender is immediately cancelled.

(b)	When due. The date for the payment will be the earlier of:

(i)	the last day of the current Interest Period; and

(ii)	the date specified by the Lender in its notification to the Company, which date must be the latest day allowed by law.

9.	Mitigation

9.1
Extra cost or illegality.  The Lender must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which result or would result in any amount becoming payable under, or cancelled pursuant to, clause 7 (Taxes), clause 8 (Illegality) or the definition of Mandatory Cost, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

9.2	Company’s Indemnity. The Company must indemnify the Lender for all costs and expenses reasonably incurred by it as a result of any step taken by it under clause 9.1.

9.3	Company’s obligations remain. Clause 9.1 does not in any way limit the Company’s obligations under the Finance Documents.

9.4	No adverse effect. The Lender is not obliged to take any step under clause 9.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

9.5	Conduct of business by the Lender. No term of this Agreement will do any of the following:

(a)	Free to arrange its affairs. Interfere with the Lender’s right to arrange any of its affairs in whatever manner it thinks fit.

(b)	No need to make a claim. Oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim.

(c)	No disclosure. Oblige the Lender to disclose any information relating to any of its affairs or any tax computation.

10.	Representations and Warranties

10.1	Legal representations. The Company makes the following representations and warranties to the Lender:

(a)
Status.  The Company is duly incorporated and validly existing as a company “sociedade anônima” with limited liability under the laws of Brazil and it has power to carry on its business as it is now being conducted and to own its property and other assets.

(b)
Corporate power.  The Company has the power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it, and no limitation on the Company’s powers to borrow will be exceeded as a result of borrowing the Commitment.

(c)
Binding obligations.  Subject to any general principles of law limiting its obligations and referred to in a legal opinion supplied under clause 3.1 (Conditions precedent), the Transaction Documents to which it is a party constitute its legal, valid, binding and enforceable obligations.

(d)
Non-conflict with obligations.  The execution and delivery of, the performance of its obligations under and compliance with the provisions of the Transaction Documents to which it is a party do not and will not:

(i)	contravene or conflict in any material respect with any existing applicable law, or regulation, or any judgement, decree or authorisation to which it is subject;

(ii)
contravene or conflict in any material respect with, or result in any material breach of any of the terms of, or constitute a material default under any other agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party; or

(iii)	contravene or conflict with any provision of its statutes or by-laws.

(e)
Most recent accounts.  The latest available consolidated audited accounts of the Company and the Guarantor have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Company and the Guarantor.

(f)	No Material Adverse Change. There has been no Material Adverse Change since 1 November 2012.

(g)	No default. No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

(h)
No litigation.  No material litigation, arbitration, administrative proceedings or investigation is current or to the best of its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or, if adversely determined is reasonably likely to result, in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(i)
Authorisations.  It has obtained all necessary material consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with the Transaction Documents and the Project and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence.

(j)	Security. Intentionally not used.

(k)
Pari passu ranking.  The Company’s payment obligations under the Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(l)	No Originating Event. Intentionally not used.

(m)	Improper payment. The Company has not committed, and no person to its present knowledge has committed, any of the following acts:

(i)
the offering, giving, receiving or soliciting of any improper advantage to influence the action of a person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with the Project; or

(ii)	any act which improperly influences or aims improperly to influence the procurement process or the implementation of the Project to the detriment of the Company, including collusion between tenderers.

10.2	Times when made. The following applies in relation to representations and warranties set out in clauses 10.1:

(a)	First made. They will be made on the date of this Agreement.

(b)	Repeated. Except for clause 10.1(f) (No Material Adverse Change), they will be deemed to be repeated by the Company:

(i)	on the date of each Notice of Drawdown;

(ii)	on the date of drawdown of each Advance; and

(iii)	on each Interest Payment Date,

by reference to the facts and circumstances then existing.

11.	Covenants

11.1
Supply accounts and other information.  The undertakings in clause 11.1 will apply from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(a)
Annual accounts.  Upon written request the Company will deliver to the Lender as soon as they become available but in any event within 180 days after the end of each of its financial years, its consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year.

(b)
Semi-annual information from the Company.  Upon written request the Company will deliver to the Lender as soon as they become available but in any event within 120 days after the end of each of the relevant accounting periods, its interim consolidated semi-annual report, balance sheet and profit and loss account for the first 6 months of each of its financial years.

(c)
Auditing of financial statements and change of auditors.  The Company will have its annual financial statements (annual report, balance sheet and profit and loss account) audited by PWC or otherwise by an independent internationally reputable auditor.

(d)	Other information. The Company will within a reasonable time provide the Lender from time to time such further information on its general financial situation as the Lender may reasonably require.

(e)
Notify default.  The Company will promptly upon becoming aware notify the Lender of any Event of Default or Potential Event of Default (and the steps, if any, being taken to remedy it) promptly after its occurrence.

(f)
“Know your customer’’ checks – Information from the Company.  The Company will promptly on the Lender’s request supply to it any documentation or other evidence that is reasonably required by the Lender (whether for itself or on behalf of any person to whom the Lender may, or may intend to, transfer any of its rights or obligations under this Agreement) to enable the Lender or any such person to carry out and be satisfied with the results of all applicable identification checks that the Lender or any such person is obliged to carry out in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer.

11.2	General covenants. The undertakings in 11.2 will apply from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(a)	Comply with laws. The Company will comply in all material respects with all laws and regulations to which it is subject.

(b)
No disposals.  Subject to clause 11.2(c), the Company will not either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(c)	Disposals exception. Clause 11.2(b) does not apply to any disposal of assets for fair market value and at arm’s length:

(i)	the aggregate book value of which, during the time when clause 11.2(b) applies, does not exceed an amount equivalent to R$3,000,000,000 (three billion Reais);

(ii)	made in the ordinary course of trading of the disposing entity;

(iii)	made in exchange for other assets comparable or superior as to type, value and quality; or

(iv)	made with the prior written consent of the Lender.

For the purposes of clauses 11.2(b) and 11.2(c), dispose and disposal includes any act effecting sale, transfer, lease or other disposal.

(d)
Negative pledge.  Subject to clause 11.2(e), the Company will not, and will ensure that none of its Subsidiaries will, permit any Security to subsist, arise or be created or extended over all or any part of its present or future assets or revenues.

(e)	Negative pledge exception. Clause 11.2(d) does not apply:

(i)	to Security listed in Schedule 4 (Existing security);

(ii)
to any vendor’s lien or other encumbrance on land or other assets, where such encumbrance secures only the purchase price or any credit, having a term of not more than twelve months, obtained to finance it;

(iii)	to any Security, lien or other encumbrance arising by operation of law;

(iv)	to any pledge over inventories created to secure any short-term credit;

(v)	to any Security granted to BNDES over assets the aggregate value of which does not exceed R$6,500,000,000 (six billion, five million Reais);

(vi)	to any Security over or affecting any asset acquired by the Company after the date hereof and subject to which such asset is acquired, if:

1)	such Security was not created in contemplation of the acquisition of such asset by the Company, and

2)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset the Company; or

(vii)	if the Company’s obligations under this Agreement are at the same time secured equally and rateably with such Security by an instrument satisfactory in all respects to the Lender.

(f)	Change in business. The Company will procure that no substantial change is made to the core business of the Company or the Group as a whole from that carried on at the date of this Agreement.

(g)
German Money Laundering Act.  The Company will promptly submit to the Lender such information and documents as it may reasonably request in writing in order for the Lender to comply with its obligations to prevent money laundering and to conduct ongoing monitoring of the business relationship with the Company.

(h)
Approvals.  The Company will duly obtain and maintain in full force and effect all governmental and other approvals which are necessary under the laws of Brazil in connection with the execution, delivery and performance of the Finance Documents.  Without limiting the foregoing, upon each Advance made by the Lender under this Agreement, the Company will:

(i)	effect the registration of the repayment schedule (esquema de pagamentos) under the relevant ROF in the Central Bank Electronic System SISBACEN; and

(ii)	provide a copy of such registration to the Lender,

in each case within 15 days of the entry into Brazil of the funds disbursed by the Lender under the relevant Advance.

12.	Events of Default

12.1	Events of Default. Each of the following is an Event of Default:

(a)	Non-payment. If the Company does not pay any sum payable by it under the Finance Documents at the time, in the currency and in the manner required, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within 3 Banking Days of the due date.

(b)	Breach of the Finance Documents. If the Company or the Guarantor does not comply with any term of the Finance Documents (other than those referred to in clauses 12.1(a)), unless such failure:

(i)	is capable of remedy; and

(ii)	is remedied within a reasonable period of time specified in a notice served by the Lender on the Company or, as the case may be, on the Guarantor.

(c)
Misrepresentation.  If any material information or document given to the Lender by or on behalf of the Company or the Guarantor or any representation or statement made or deemed to be repeated by the Company in this Agreement is or proves to have been incorrect, incomplete or misleading in any material respect.

(d)	Cross-default. If, following any default by the Company or the Guarantor in relation to any loan or any obligation arising out of any financial transaction:

(i)
the Company or the Guarantor is required or is liable to be required or will, following expiry of any applicable contractual grace period, be required or be liable to be required to prepay, discharge, close out or terminate ahead of maturity such loan or obligation; or

(ii)	any financial commitment for such loan or obligation is cancelled or suspended;

in circumstances where the aggregate amount of such loans or obligations or commitments falling within paragraphs (i) and (ii) exceeds USD 100,000,000 or its equivalent in other currencies, such equivalent to be reasonably determined by the Lender.

(e)
Insolvency.  If the Company or the Guarantor is unable to pay its debts as they fall due, or suspends payment of any of its debts, or makes or, without prior written notice to the Lender, seeks to make a composition with its creditors.

(f)
Insolvency proceedings – Winding up.  If any corporate action, legal proceedings or other procedure or step is taken in relation to, or an order is made or an effective resolution is passed for, the winding up of the Company or the Guarantor, or if the Company or the Guarantor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities.

(g)
Insolvency proceedings – Encumbrancer.  If an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or material assets of the Company or the Guarantor.

(h)
Creditors’ proceeding.  If any distress, execution, sequestration or other process is levied or enforced upon the property of the Company or the Guarantor and is not discharged or stayed within 30 (thirty) days and is likely to materially impair the ability of the Company or the Guarantor to comply with its payment obligations under this Agreement or the TIMP Guarantee.

(i)
Effectiveness of the Finance Documents.  If it is or becomes unlawful for the Company or the Guarantor to perform any of its obligations under this Agreement or the TIMP Guarantee or if this Agreement or the TMIP Guarantee is not effective in accordance with its terms or is alleged by the Company or the Guarantor to be ineffective in accordance with its terms.

12.2	Effect of default. The Lender may at any time after the occurrence of an Event of Default that is continuing by notice to the Company do either or each of the following:

(a)	Cancellation. Cancel the Commitment.

(b)	Acceleration. Declare that all or any part of the amounts outstanding under the Finance Documents are immediately due and payable.

Any notice given under clause 12.2 will take effect in accordance with its terms.

13.	Payments

13.1	Payments to the Lender. The following will apply:

(a)
Funds.  On each date on which the Company is required to make a payment under a Finance Document, the Company must make the amount available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date, at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment. Payments must be made to the Lender to its account at such office or bank as it may specify in one of the following centres:

(i)	For payments in US dollars, in New York, New York, USA.

(ii)	For payments in any other currency, in the principal financial centre of the country of the relevant currency.

13.2	Currency. The currency of each amount payable under the Finance Documents will be determined as follows:

(a)	Interest. Interest must be paid in the currency in which the sum in respect of which it is payable was denominated when such interest accrued.

(b)	Principal. A repayment or prepayment of any principal amount must be made in the currency in which that principal amount is denominated on its due date.

(c)	Costs and taxes. Each payment in respect of costs, expenses and taxes must be made in the currency in which they are incurred.

(d)	Other amounts. Each other amount payable under the Finance Documents must be paid in US dollars.

13.3
Partial payments.  If the Lender receives a payment which is less than the amount then due and payable by the Company under the Finance Documents, the Lender will, notwithstanding any appropriation of that payment by the Company, apply that amount towards payment of the Company’s obligations under the Finance Documents in the following order:

(a)	Lender’s costs. First, in or towards payment pro rata of any unpaid costs and expenses of the Lender under the Finance Documents.

(b)	Fees. Secondly, in or towards payment pro rata of any accrued fee or commission due but unpaid under this Agreement.

(c)	Interest. Thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement.

(d)	Principal. Fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement.

(e)	Other amount. Fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

13.4	Non-Banking days. The following will apply:

(a)
Interest and Principal.  Any payment under the Finance Documents which is due to be made on a day which is not a Banking Day, must instead be made on the next Banking Day in the same calendar month (if there is one) or on the preceding Banking Day (if there is not).

(b)
Original interest rate continues.  During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on that principal at the rate payable on the original due date.

13.5	Timing of payments. If a Finance Document does not provide for when a particular payment is due, that payment will be due within 5 Banking Days of demand by the Lender.

14.	Set-off

14.1
Not by the Company; Bank charges.  All payments by the Company under the Finance Documents must be made without set-off or counterclaim.  All payments under the Finance Documents must be made free and clear of, and without deduction for or on account of, any bank charges.

14.2	By the Lender. The lender has and may exercise each of the following rights at any time:

(a)
Matured obligations.  The right to set off any due and payable obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any due and payable obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation.

(b)
Different currencies.  The right, where any of the obligations referred to in clause 14.2(a) are in different currencies, to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

15.	Fees

15.1	Commitment fee. The following will apply:

(a)
Amount.  The Company must pay a commitment fee at the rate of 0.30% (zero point three zero per cent.) per annum on the undrawn and uncancelled amount of the Commitment from day to day during the Commitment Period.

(b)	Calculation basis. Commitment fee will be calculated on the basis of the actual number of days elapsed and a 360 day year.

(c)	When due. Accrued commitment fee must be paid in arrear quarterly from the date of this Agreement until the date of full utilisation or cancellation of the Commitment.

15.2	Other fees. The Company must pay to the Lender a non-refundable signing fee of USD 150,000. This fee will be payable as set out below:

(a)	Deducted from each Advance. This fee will be payable pro rata to each Advance made, and for these purposes the Company authorises the Lender to deduct the fee due from each Advance to be made.

(b)
When outstanding balance due.  Any amount of the fee that the Lender has not received will be due on the last day of the Commitment Period or, if earlier, on the date of full cancellation of the undrawn amount of the Commitment.

16.	Break Costs and Indemnities

16.1
Break Costs.  If all or any part of the Loan or an overdue amount is repaid or prepaid otherwise than on an Interest Payment Date, the Company must pay the Lender the breakage costs attributable to such payment.  These breakage costs will be the amount (if any) by which the amount referred to in clause 16.1(a) exceeds the amount referred to in clause 16.1(b), as notified by the Lender to the Company.

(a)
Contractual interest.  The interest which the Lender would have received for the period from the date of receipt of such amount to the last day of the current Interest Period in respect of the Loan or overdue amount in question, if such amount had been paid on the last day of that Interest Period.

(b)
Substitute interest source.  The amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Banking Day following receipt and ending on the last day of such current Interest Period.

16.2	Currency indemnity. The Company must, as an independent obligation, indemnify the Lender against any loss or liability which it incurs as a consequence of any of the following:

(a)
Receipt.  The Lender receiving an amount in respect of the Company’s liability under the Finance Documents in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

(b)
Liability converted.  The Company’s liability under the Finance Documents being converted into a claim, proof, judgment or order in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

16.3
Other indemnities.  Unless otherwise compensated for under another provision of clause 16, the Company must indemnify the Lender against any loss (including loss of Margin) or liability which it incurs as a consequence of any of the following:

(a)	Default in payment. Failure by the Company to pay any sum under a Finance Document on its due date.

(b)	Prepayment event. The occurrence of an Event of Default or an Event of Mandatory Prepayment.

(c)	Prepayment notice. The Loan (or any part of it) not being prepaid in accordance with a notice of prepayment.

(d)
No Advance after Notice of Drawdown.  (Other than by reason of negligence or default by the Lender) an Advance not being made for any reason after a Notice of Drawdown has been given, and so that any amount payable under clause 16.3(d) will be calculated in accordance with clause 16.1 (Break costs) and with such amendments to such clause as may be appropriate.

17.	Costs and Expenses

17.1	Initial and special costs. The Company must do each of the following:

(a)	Initial costs. Pay:

(i)	all costs and expenses reasonably incurred by the Company in connection with the legal opinion(s) supplied under clause 3.1 (Conditions precedent); and

(ii)	all costs and expenses (including legal fees) reasonably incurred by the Lender outside Germany in connection with the negotiation, preparation execution and perfection of the Finance Documents,

whether or not the transaction contemplated by this Agreement closes.

(b)
Amendment costs.  Pay all costs and expenses (including legal fees) reasonably incurred by the Lender In responding to, evaluating, negotiating and/or complying with any amendment, waiver or consent requested by the Company and relating to the Finance Documents.

17.2
Enforcement costs.  The Company must pay all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the enforcement of, or the presentation of any rights under, the Finance Documents.

18.	Changes to the Parties

18.1	Transfers by the Company. The Company may, with the Lender’s prior written consent, assign, charge or otherwise deal with any of its rights, claims or obligations under the Finance Documents.

18.2	Transfers by the Lender. The following will apply:

(a)	Permitted. The Lender may, subject to the following provisions of clause 18.2, at any time:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Company’s consent required. The Company’s consent is required for any assignment or transfer by novation, unless:

(i)
the New Lender is an Affiliate of the Lender and no circumstances exist at the date the assignment or transfer occurs that would oblige the Company to make a payment to the Affiliate under clause 7 (Taxes); or

(ii)	an Event of Default or an Event of Mandatory Prepayment has occurred and is continuing.

The Company’s consent must not be unreasonably withheld or delayed, and it will be deemed to have given its consent 15 days after receipt of a written request for consent, unless it is expressly refused by the Company within that time.

(c)	Participations. Nothing in this Agreement restricts the ability of the Lender to sub-contract an obligation if the Lender remains liable under this Agreement for that obligation.

18.3	Costs resulting from change of Lender or Facility Office. If the following occur:

(a)	Transfer by the Lender. The Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)
Additional cost.  As a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or to the Lender acting through its new Facility Office under clause 7 (Taxes), then, unless:

(i)	the Company has consented to the assignment or transfer;

(ii)	the assignment, transfer or change is made by the Lender whilst there is continuing an Event of Default or an Event of Mandatory Prepayment; or

(iii)	the assignment, transfer or change is made as a result of clause 9 (Mitigation),

the Company need make only such a payment under clause 7 as it would have been obliged to pay if the assignment, transfer or change had not occurred.

19.	Confidentiality

19.1
Confidential Information.  The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 19 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

19.2
Disclosure of Confidential Information.  The Lender may disclose such Confidential Information about the Guarantor, the Group and the Finance Documents as the Lender considers appropriate in each of the following circumstances:

(a)
Affiliates and employees.  To any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, managers and trustees, if any such person is informed of its confidential nature and the Lender uses all reasonable endeavours to ensure that such person complies with the provisions of clause 19 as if it were the Lender.

(b)	Transfers. Namely:

(i)	To any person who proposes entering (or who has entered) into contractual arrangements with the Lender in relation to this Agreement (a Participant);

(ii)	to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any such contractual arrangements (a Financier); and

(iii)	to any of such Participant’s and such Financier’s Affiliates and any of their officers, directors, employees, professional advisers, auditors, partners, managers and trustees.

However, before any such person may receive any Confidentiality Information, such person must agree with the Lender for the benefit of the Guarantor and the Company to keep that information confidential, unless such person is subject to obligations of confidentiality equivalent to those contained in this Agreement.

(c)
Regulatory authority.  To any person to whom, and to the extent that, information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, if such person is informed of the confidential nature of the information.

(d)
Litigation.  To any person in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes, if such person is informed of the confidential nature of the information.

(e)	With consent. To any person with the Company’s consent.

19.3
Guarantor and Group bound by this clause.  The Company confirms that it has authority to agree to the provisions of clause 19 (Confidentiality) also on behalf of the Guarantor and the other Group members.

20.	Notices

20.1
In writing.  Any communication in connection with the Finance Documents must be in writing.  Each one must be signed and must be supplied as an original document or by e-mail with an attachment in pdf format.

20.2	Contact details. The contact details of each Party for all communications in connection with the Finance Documents are those determined in accordance with clause 20.2.

(a) The contact details of the Company are:
TIM Celular S.A.
Department:  Treasury Manager (Gerência de Tesouraria)
Avenida das Américas, 3.434, Bloco 1, 7° andar
Barra da Tijuca, Rio de Janeiro, RJ
Brasil
CEP:22.640-102

Telephone:  +55 21 4009 3101
Email:  rgalvao@timbrasil.com.br; pb@timbrasil.com.br

(b) The contact details of the Lender are:
KfW c/o KfW IPEX-Bank GmbH
Department:  X1b3
Palmengartenstrasse 5–9
60325 Frankfurt am Main
Germany

Telephone:  +49 69 7431-0

E-mail: sebastian.eberte@kfw.de (loan administration)
             silke.warnicke@kfw.de (documentation & credit)

(c)	Changes. Any Party may change its contact details by giving 7 days’ prior notice to the other Party.

(d)	Nominated department. Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

20.3	Effectiveness. The following will apply:

(a)
Deemed receipt.  Save as provided in clause 20.3, any communication in connection with the Finance Documents will become effective upon receipt and, unless the communication concerned is a Notice of Drawdown, each one will be deemed to be received:

(i)	if sent by letter through the normal post or by courier, 5 days after being deposited in the post or handed to the courier;

(ii)	if sent by letter by registered post, when left at the relevant address; or

(iii)	if sent by e-mail with an attachment in pdf format, when the attachment is actually received in readable form.

(b)
Receipt when office closed.  A communication under clause 20.3(a) which is received on a non-working day or after 5.00pm in the place of receipt will be deemed to be received only on the next working day in that place.

(c)	Notices to Lender. A communication to the Lender will be effective only on actual receipt by it.

20.4	English language. The following will apply:

(a)	Notices. Any notice in connection with the Finance Documents must be in English.

(b)	Documents from the Company. All other documents in connection with the Finance Documents must be:

(i)	in English; or

(ii)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

21.	General Provisions

21.1
Place of Payment.  For the purposes of Article 585 of Brazilian Law No. 5,869 of January 11, 1973 as amended (the Brazilian Civil Procedure Code), Brazil may be the place of payment of the obligations under or resulting from this Agreement, at the discretion of the Parties.

21.2	Invalidity. If a provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, each of the following will apply:

(a)	Other provisions unaffected. That will not affect the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents.

(b)	Other jurisdictions unaffected. That will not affect the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

21.3
Certificates and determination.  Any certification or determination by the Lender of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.4
Accounts.  In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

22.	Amendments and Waivers

22.1	Only in writing. Any supplement or amendment to the Finance Documents must be in writing in accordance with clause 20.1. Any waiver of the requirement of written form must also be in writing.

22.2
Waivers and exercise of rights.  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

23.	Law and Jurisdiction

23.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.2	Jurisdiction. The following will apply:

(a)
English courts.  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or (unless such document provides otherwise) any other Finance Document, including a dispute involving any non-contractual obligations or regarding its existence, validity or termination (a Dispute).

(b)	English courts are convenient. The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
Disputes in other courts.  Clause 23.2 is for the benefit of the Lender only.  As a result, the Lender will not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

23.3
Process agent.  On or before the date falling two months after the date of this Agreement, the Company must appoint T.M.I. Telemedia International Limited, with its registered office at Watchmaker Court – 33, St. John’s Lane London EC1M 4DB, United Kingdom to be its agent for the purpose of accepting service on its behalf of any writ, notice, order, judgement or other legal process in any proceedings before English courts regarding the Finance Documents.

23.4
Waiver of immunity.  To the extent that at the date of this Agreement or at any time in the future the Company can claim for itself or its assets immunity in any jurisdiction, whether it be immunity from proceedings, from execution or from other legal process, the Company irrevocably waives any such immunity to the extent permitted by the laws of the relative jurisdiction.

23.5	Waiver of security for costs. The Company waives any right it may have to require the Lender to give security for costs in any court proceedings.

24.	Counterparts

This Agreement may be executed in any number of counterparts and by different parties to this Agreement on different counterparts, all of which when taken together will constitute a single instrument.

25.	German VAT regulations

All services provided under this Agreement are – to the extent that they may be subject to VAT in Germany – in principle VAT exempt.  The Lender’s VAT identification number (Umsatzsteuer-Identifikationsnummer) is:  DE 114 104 280.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Commitment

Name	Commitment in US dollars

KfW	100,000,000

SCHEDULE 2

(Letterhead of the Company)

KfW c/o KfW IPEX-Bank GmbH Department: X1b Palmengartenstrasse 5-9 60325 Frankfurt am Main Germany	Date:

Notice of Drawdown

USD 100,000,000 Loan Agreement dated @ April 2014 (the Agreement) for TIM Celular S.A. - Loan No.:  26408

Dear Sirs,

We refer to the Agreement.  Terms defined in the Agreement have the same meaning in this Notice.  References to clauses are to clauses of the Agreement.

We wish you to disburse an amount to us under the Agreement as follows:

1.	Disbursement date:
2.	Amount: USD @@,000,000.

We confirm to the Lender that each of the representations set out in clause 10.1 (Legal representations) (other than any such representation that is expressed to be given at a specific date), is true and correct as at the date of this Notice of Drawdown as if made by reference to the facts and circumstances existing on the date of this Notice of Drawdown.

The amount should be credited to [account].

This Notice is irrevocable.

Yours faithfully

TIM Celular S.A.
Name:

SCHEDULE 3

Conditions Precedent Documents

1.	Constitutional documents. Copies of the Company’s constitutional documents.

2.	Commercial register extract. Recent extract from the relevant commercial register relating to the Company.

3.
Board resolution.  A copy of the resolutions of the Company’s Managing Board or other appropriate body approving the terms of, and the transactions contemplated by, the Finance Documents and authorising a person or persons to sign and deliver the Finance Documents and any other documents required from the Company under the Finance Documents.

4.
Certificate that copies are correct.  A certificate of a duly authorised officer of the Company certifying that each copy document specified in this Schedule and relating to the Company is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of this Agreement.

5.
Specimen signatures – Company.  Specimen signatures, authenticated by a duly authorised officer of the Company, of the person(s) authorised to sign on its behalf the Finance Documents and any related documents.

6.
KYC.  “Know your customer” documentation, including specimen signatures of the person(s) authorised to sign this Agreement and Notices of Drawdown on behalf of the Company and, in each case, copies of the passports or identity cards and address proof (utility bills, etc.) of such person(s).

7.
Copies of consents.  A copy of any authorisation or other document, opinion or assurance which the Lender has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or for the validity and enforceability of any Finance Document.

8.
Borrowing powers’ certificate.  A certificate, signed by a duly authorised officer of the Company, stating that the borrowing of the full amount of the Facility is within the powers of the Company and will not cause any borrowing limit binding on the Company to be exceeded.

9.	Legal opinions. A legal opinion from Veirano Advogados, Rio de Janeiro, Brazil.

10.
Central Bank Electronic System SISBACEN Registration.  A copy of the ROF evidencing the registration of the financial terms and conditions of the Agreement in the Central Bank Electronic System SISBACEN.

Regarding the Guarantor

11.	TIMP Guarantee. Original of the TIMP Guarantee executed by the Guarantor.

12.
Constitutional documents.  Copies of the Guarantor’s constitutional documents certified by a duly authorised officer of the Guarantor as being correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of this Agreement.

13.
Board resolution.  A copy of the resolutions of the Managing Board of the Guarantor or other appropriate body approving the terms of, and the transactions contemplated by, this Agreement and authorising a person or persons to sign and deliver this Agreement.

14.	Commercial register extract. Recent extract from the relevant commercial register relating to the Guarantor.

15.	Specimen signatures. Specimen signatures, authenticated by a duly authorised officer of the Guarantor, of the person(s) authorised to sign the Guarantee on its behalf.

SCHEDULE 4

Existing Security

(Clause 11.2(e)(i) (Negative pledge exception))

Parties	Type and date of the Security	Total principal amount secured
Depositos Judiciais* Tributários	ASSET (as of 30/mar/14)	R$186.132.000,00
Depositos Judiciais* Civel	ASSET (as of 30/mar/14)	R$236.430.000,00
Depositos Judiciais* Trabalhistas	ASSET (as of 30/mar14)	R$228.100.000,00
  Depositos Judiciais = scrow deposit or cash deposit

TIM Celular S.A. as the Company

By:	/s/ Paolo Barroero
	Name:	Paolo Barroero
	Title:	TIM Celular S.A. Finanças e Tesouraria

By:	/s/ Rodrigo G. Galvão
	Name:	Rodrigo G. Galvão
	Title:	TIM - Finanças e Tesouraria

KfW IPEX-Bank GmbH, duly authorized on behalf of KfW as the Lender

By:	/s/
	Name:	STAAB
	Title:	Sen. Dir.

By:	/s/ Sebastian Eberle
	Name:	Sebastian Eberle
	Title:	Vice President